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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

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         NOTIFICATION OF LATE FILING                                               SEC FILE NUMBER
                                                                                       0-18976
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                                                                                     CUSIP NUMBER
                                                                                      151186103
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                                    (Check One)

[X] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

                 For Period Ended: March 31, 1998
                 [ ]   Transition Report on Form 10-K
                 [ ]   Transition Report on Form 20-F
                 [ ]   Transition Report on Form 11-K
                 [ ]   Transition Report on Form 10-Q
                 [ ]   Transition Report on Form N-SAR
                       For the Transition Period Ended: ___________________________

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I --REGISTRANT INFORMATION

                          CELTRIX PHARMACEUTICALS, INC.
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Full Name of Registrant

                                       N/A
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Former Name if Applicable

                            3055 PATRICK HENRY DRIVE
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Address of Principal Executive Office (Street and Number)

                           SANTA CLARA, CA 95054-1815
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City, State and Zip Code
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PART  II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)     The subject annual report, semi-annual report, transition report on Form 10 K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c)     The accountant's statement or other exhibit required by Rule
                12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

        Registrant was not able to file its Annual Report on Form 10-K for the year ended March 31, 1998 because its financial audit is not complete.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Donald D. Huffman               (408)                      988-2500
             (Name)                  (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
        filed? If answer is no, identify report(s).  [X]  Yes   [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof?  [ ]  Yes   [X]  No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          CELTRIX PHARMACEUTICALS, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

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Date:  June 29, 1998         By   /s/ Donald D. Huffman
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                                      Donald D. Huffman
                                      Vice President, Finance and Administration, Chief
                                      Financial Officer and Assistant Secretary (Principal
                                      Financial and Accounting Officer)
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